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                                                             EXHIBIT 23(g)

          [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

The Board of Directors
Raytheon Company
141 Spring Street
Lexington, Massachusetts 02173

Members of the Board:

  We hereby consent to the inclusion of our opinion letter as Appendix B-II to the Solicitation Statement/Prospectus of Raytheon Company ("Raytheon") relating to the proposed merger of Raytheon with and into HE Holdings, Inc. and references thereto in such Solicitation Statement/Prospectus under the captions "SUMMARY--Fairness Opinions" and "THE MERGER--CSFB Fairness Opinion." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                       Very truly yours,

                                       CREDIT SUISSE FIRST BOSTON CORPORATION

November 7, 1997